Exhibit 99.1

Popular Inc. Announces Executive Leadership Changes

Israel Velasco Appointed Executive Vice President and Head of U.S. Operations

Manuel A. Chinea to Lead Customer Experience and Administration Services

April 8, 2026

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) today announced executive leadership changes to support the objectives of its new strategic framework.

Mr. Israel Velasco was appointed Executive Vice President and Head of U.S. Operations of Popular Bank, the Corporation’s banking subsidiary in the mainland U.S., succeeding Manuel A. Chinea. Mr. Velasco has led the Corporation’s Florida operations for 21 years and will continue to advance Popular’s U.S. strategy to improve financial performance and drive operational effectiveness in support of Popular’s strategic objectives. He will join the Corporation’s Senior Management Team.

Mr. Chinea, who has led the U.S. operations for the past 13 years, will take on the newly-formed role of Chief Experience and Administration Services Officer of the Corporation, where he will oversee Customer Experience, Human Resources, Corporate Real Estate and Marketing. He has served Popular for 38 years and has been part of its Senior Management Team for the last 10 years. His extensive knowledge of the Puerto Rico and U.S. markets, deep understanding of Popular’s operational environment, combined with his marketing expertise and proven leadership skills, will help him lead initiatives aimed at strengthening employee loyalty and elevating the end-to-end customer experience.

Mr. Velasco’s and Mr. Chinea’s new roles will be effective July 1, 2026.

The appointments of Mr. Velasco and Mr. Chinea coincide with the retirement of Eduardo J. Negrón, who will conclude his distinguished career at Popular on June 30, 2026, after serving as Chief Administration Officer of the Corporation since February 2022 and in other senior leadership positions since joining the Corporation in 2000.

“Popular’s management team is laser-focused on achieving our goals to be the number one bank for our customers, build a simple and efficient best-in-class organization, and deliver top financial performance,” said Javier D. Ferrer, President and Chief Executive Officer of Popular Inc. “I am confident that Israel and Manuel will strengthen operational execution and elevate the customer and employee experience across our franchises. I am deeply grateful to Eduardo for his many contributions throughout his career at Popular and wish him the very best in the future.”

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. and British Virgin Islands, as well as auto and equipment leasing and financing in Puerto Rico. Popular also offers broker-dealer and insurance services in Puerto Rico through specialized subsidiaries. In the mainland United States, Popular provides retail and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes (including on our cost of deposits), our ability to attract deposits and grow our loan portfolio, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new regulatory requirements or accounting standards on the Corporation’s financial condition and results of operations, the occurrence of unforeseen or catastrophic events, such as extreme weather events, pandemics, man-made disasters or acts of violence or war, as well as actions taken by governmental authorities in response thereto, and the direct and indirect impact of such events on Popular, our customers, service providers and third parties. Other potential factors include Popular’s ability to successfully execute its Transformation initiative, including, but not limited to, achieving projected earnings, efficiencies and return on tangible common equity and accurately anticipating costs and expenses associated therewith, our ability to execute capital actions, including with respect to share repurchases and dividends, the imposition of additional or special FDIC assessments, or increases thereto, changes to regulatory capital, liquidity and resolution-related requirements applicable to financial institutions in response to recent developments affecting the banking sector, the impact of bank failures or adverse developments at other banks and related negative media coverage of the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks, the impact of any future U.S. government shutdown and changes in and uncertainty regarding federal funding, tax and trade policies, rulemaking, supervision, examination and enforcement priorities of the federal administration. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Source: Popular, Inc.

Financial (English): P-EN-FIN